Pricing Supplement dated September 18, 2005                      Rule #424(b)(3)
(To Prospectus dated July 15, 2002)                           File No. 333-90642

                                  ADVANTA CORP.
                          For use only by residents of:
              CA, CO, CT, DE, FL, GA, KS, MA, MD, MN, NJ, OR and PA

                            Advanta Investment Notes

TERM                     INTEREST RATE       ANNUAL PERCENTAGE YIELD *
----                     -------------       -------------------------
12 month                     3.54%                     3.60%
18 month                     3.68%                     3.75%
24 month                     3.83%                     3.90%
30 month                     3.97%                     4.05%
 3 year                      4.40%                     4.50%
 4 year                      5.12%                     5.25%
 5 year                      5.59%                     5.75%
 7 year                      6.30%                     6.50%
10 year                      6.77%                     7.00%

* The stated Annual Percentage Yield assumes all interest reinvested daily at the stated rate. The stated Annual Percentage Yields (APYs) do not include Additional Interest (as defined in the prospectus dated July 15, 2002) being offered only to residents of Utah who purchase an Investment Note or renew a maturing Investment Note. The Additional Interest for Utah residents consists of a bonus over the APYs currently in effect for all other investors who purchase Investment Notes or renew maturing Investment Notes for those terms. The Additional Interest available in Utah is as follows for each of the terms indicated: 1.30% for the 12-month term, 1.40% for the 18-month term, 1.75% for the 24-month term, 1.75% for the 30-month term, 1.50% for the 3-year term, 1.75% for the 4-year term, 2.25% for the 5-year term, 2.00% for the 7-year term and 2.00% for the 10-year term.

                            Minimum Investment $5,000

                     RediReserve Variable Rate Certificates

              TIER              INTEREST RATE          ANNUAL PERCENTAGE YIELD**
              ----              -------------          -------------------------
$100 to $4,999                      3.40%                        3.46%
$5,000 to $24,999                   3.45%                        3.51%
$25,000 to $49,999                  3.50%                        3.56%
$50,000 plus                        3.55%                        3.61%

                            Minimum Investment $5,000

** The stated Annual Percentage Yield assumes all interest reinvested daily at the stated rate. The interest rate we pay on any particular RediReserve Certificate depends on the tier into which the holder's end-of-the-day balance falls. We will not pay interest on a RediReserve Certificate for any day on which the end-of-the-day balance is less than $100. Interest rates and annual percentage yields for each tier may change from week to week and will apply to outstanding RediReserve Certificates. We currently set the interest rates each Sunday and they are effective through Saturday. Interest rates for each one week period, currently commencing on Sunday, will be at least equal to the rate on the thirteen week U.S. Treasury Bill auctioned on the immediately preceding Monday less one percent (1%).

                  ADDITIONAL INFORMATION - RECENT DEVELOPMENTS

We file annual, quarterly and special reports, proxy statements and other information, including information about recent developments, with the SEC. You may read and copy any document we file at the following public reference room maintained by the SEC at:

                                 Judiciary Plaza
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

You may obtain information on the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public from the SEC's Internet website at http://www.sec.gov.

AN OFFER CAN ONLY BE MADE BY THE PROSPECTUS DATED JULY 15, 2002, IN CONJUNCTION WITH THIS PRICING SUPPLEMENT. SEE "RISK FACTORS" BEGINNING AT PAGE 9 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES AND REDIRESERVE CERTIFICATES. THE NOTES AND REDIRESERVE CERTIFICATES REPRESENT OBLIGATIONS OF ADVANTA CORP. AND ARE NOT INSURED OR GUARANTEED BY THE FDIC OR ANY GOVERNMENTAL OR PRIVATE ENTITY.

For More Information Call                            Utah Residents, Please Call
      1-800-223-7074                                       1-800-259-5862